EXHIBIT 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into as of January 15, 2004, between ATX TECHNOLOGIES, INC., a Texas corporation (the “Company”), and Steven A. Millstein (“Executive”).

RECITALS

WHEREAS, Executive and the Company desire to enter into this Agreement setting forth the terms of Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the mutual promises of the parties and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment. Subject to the conditions of this Agreement, the Company agrees to employ Executive and Executive accepts such employment, on the terms described herein, for the period beginning on January 15, 2004 (the “Start Date”) and ending on January 14, 2007 (the “Term”). During the Term, Executive shall be employed as the Chief Executive Officer and President, at the Company’s Irving, Texas headquarters location. Executive shall devote his best efforts and substantially all of his business time and attention (except as otherwise specifically permitted herein and except for vacation periods and reasonable periods of illness or other incapacity) to the business of the Company and its Affiliates and shall faithfully and diligently carry out such duties and have such responsibilities as are customary among persons employed in substantially similar capacities for similar companies. Executive shall report to the Board of Directors (“Board”) of the Company and Executive shall faithfully and diligently comply with all of the Board’s reasonable and lawful directives. For purposes of this Agreement, the term “Affiliate” means any corporation, limited partnership, limited liability company or other entity which is controlled by or under common control with the Company.

2. Compensation.

(a) Base Salary. During the Term, the Company will pay Executive a base salary at the rate of $325,000.00 per year, or such higher amount as the Board of Directors) may in its sole discretion establish from time to time (“Base Salary”). The Base Salary will be payable in accordance with the Company’s regular payroll practices.

(b) Bonus Programs. During the Term, Executive shall be eligible to participate in an annual incentive bonus program, as may be adopted by the Board from time to time and made available to senior executives of the Company. The performance goals and other terms and conditions of such program shall be determined by the Board in its sole discretion, provided that at all times during the Term the program shall provide a reasonable opportunity for the Executive to earn up to 100 percent of Base Salary as an incentive bonus.

(c) Stock Options. Executive shall be entitled to participate in any Company stock plans on terms and conditions determined by the Board of Directors from time to time. The terms and conditions of the Stock Options and any subsequent option grants that may be awarded to Executive shall be set forth in the Company’s customary form of stock option agreement and shall be subject to the terms and conditions of the stock option plan pursuant to which the Stock Options are granted. The Executive agrees that the investigation of the tax consequences of such a grant of stock or options and the implementation of a plan to provide for such consequences are solely the responsibility of the Executive. The Company shall have no responsibility, legal, financial or otherwise, with regards to any tax consequences of any stock options granted by the Company to the Executive.

3. Benefits. In addition to the compensation described in Section 2 above, Executive will be entitled during the Term to the following benefits:

(a) opportunity to participate in all Executive health and welfare benefit programs as may be from time to time in effect for executives or salaried employees of the Company generally (subject to any contribution therefor generally required by such executives and except to the extent such programs are in a category of benefit otherwise provided to the Executive). The current list of executive health and welfare benefit programs is as follows: medical and dental health care plans available to all executive level employees, including ExecUCare supplemental insurance; 401(k) plan, subject to limitations imposed on highly compensated employees pursuant to the Internal Revenue Code and other applicable laws; 160 hours vacation time, annually, as accrued (carryover of unused balance at a rate of 150% (240 hours) of annual balance allowed, with suspended accrual until balance drops below maximum annual accrual level); 80 hours sick time annually, as accrued (no carryover of unused balance allowed). Nothing in this Section 3(a) or elsewhere in this Agreement shall be construed to require the Company to establish any such benefits and/or benefit plans or to prevent the Company from modifying or terminating any benefits and/or benefit plans as they apply to executives or salaried employees generally.

(b) an annual financial planning reimbursement amount of up to $2,500.00 per calendar year, which sum shall be reimbursed to executive upon submission of properly completed expense reports with receipts attached.

(c) a Company provided cellular telephone, subject to the Company’s policies regarding cellular telephones.

(d) reimbursement of business expenses incurred in accordance with standard Company policy.

4. Termination. Executive’s employment with the Company will continue under this Agreement until the expiration of the Term, unless earlier terminated as provided below.

(a) Death. In the event of Executive’s death during the Term, the Executive’s employment hereunder shall immediately and automatically terminate. Except as expressly provided herein, or in any applicable stock option plan or agreement, all obligations of the Company under this Agreement shall terminate as of the date of death, except that salary and benefits accrued through the date of death shall be paid to Executive’s estate.

(b) Disability. The Company may terminate Executive’s employment hereunder, immediately upon notice to Executive, in the event that Executive becomes disabled during the Term through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of Executive’s duties hereunder for 180 days during any consecutive 365 days under the Term. Except as expressly provided herein or in any applicable stock option plan or agreement, in the event of such termination, all obligations of the Company under this Agreement will terminate as of the date of such termination, except that Executive shall be entitled to receive salary and benefits accrued through the date of termination and to receive such other compensation as may be payable under applicable disability insurance (if any) provided by the Company to Executive.

(c) Termination by the Company without Cause. The Company may at any time terminate Executive’s employment without Cause (as defined below) by giving Executive notice on or before the effective date of termination. In the event of such termination during the Term, the Company shall have the continuing obligation to make payments of Base Salary in accordance with Section 2(a) at the rate in effect on the effective date of such termination for a period of twenty-four (24) months following the date of such termination; provided, however, that in the event that Executive breaches any of the representations, warranties and covenants set forth in Section 6 or 7 of this Agreement, the Company shall have no further obligation to make payments of the Base Salary and may pursue all other available remedies. Such payments shall be conditional upon Executive executing a mutually acceptable release of any and all claims against the Company. Except as expressly provided herein or in any applicable stock option plan or agreement, in the event of such termination by the Company without Cause, all obligations of the Company under this Agreement will terminate as of the date of such termination.

Failure of the Company to offer Executive continued employment after the expiration of the Term, with duties, compensation and benefits no less favorable to Executive than those set forth herein shall constitute Termination Without Cause for purposes of this Section 4(c), entitling Executive to the payments and other rights and obligations referenced herein.

(d) Termination by Executive for Good Reason. Executive shall have the right to terminate Executive’s employment at any time during the Term for any of the following events (each of which is referred to herein as “Good Reason”) by giving the Company thirty (30) days advanced written notice of an event constituting Good Reason:

(i) a change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect with Executive’s position(s), duties, responsibilities or status with the Company (including any adverse diminution of such duties or responsibilities), provided however that re-organization of the Company which results in a reduction in the number of employees for which Executive is responsible, shall not by itself, constitute Good Reason;

(ii) the failure during the Term to reappoint or re-elect Executive to any position held by Executive without Executive’s consent;

(iii) a material breach of Company’s obligations under this Agreement; or

(iv) any requirement of the Company that Executive be required to relocate more than fifty (50) miles from Executive’s permanent place of employment referenced in Section 1 above, provided however that temporary assignments to another location shall not be deemed a relocation;

For purposes of this Agreement, any good faith determination of Good Reason by Executive shall be conclusive, provided however, that an isolated, insubstantial and largely inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of written notice thereof given by Executive shall not constitute Good Reason. Executive’s right to terminate employment for Good Reason shall not be affected by Executive’s incapacities due to mental or physical illness and Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that Executive must provide notice of termination of employment within one hundred and eighty (180) days following Executive’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

In the event of such termination during the Term, the Company shall have the continuing obligation to: (A) make payments of Base Salary in accordance with Section 2(a) at the rate in effect on the effective date of such termination for a period of twenty-four (24) months following the date of such termination, and (B) make payment to Executive on the same date payment is made to other executives, of the pro-rated portion of any bonus amount pursuant to Section 2(b) that Executive would have earned up through the date of termination; provided, however, that in the event that Executive breaches any of the representations, warranties and covenants set forth in Section 6 or 7, the Company shall have no further obligation to make payments of the Base Salary or bonus and may pursue all other available remedies. Such payments shall be conditional upon Executive executing a mutually acceptable release of any and all claims against the Company. Except as expressly provided herein or in any applicable stock option plan or agreement, in the event of such termination by the Executive for Good Reason, all obligations of the Company under this Agreement will terminate as of the date of such termination.

(e) Termination by the Company for Cause. The Company shall have the right to terminate Executive’s employment at any time for any of the following reasons (each of which is referred to herein as “Cause”) by giving Executive written notice on or before the effective date of termination:

(i) the material breach by Executive of any representation, warranty or covenant of Executive set forth in Section 6 or 7 of this Agreement;

(ii) repeated failure of Executive to satisfy reasonable written performance objectives or to follow reasonable and lawful directives of the Board, which in each case are consistent with the Executive’s position with the Company; provided that any such failure is reasonably determined by the Board to be materially injurious to the business or interests of the Company and provided that the Company has given Executive written notice of such failure which sets forth a reasonable cure period;

(iii) willful misconduct by Executive that causes, or Executive knowingly fails to take reasonable and appropriate action to prevent, any material injury to the financial condition or business reputation of the Company or any Affiliate;

(iv) any act of fraud, theft, misappropriation or embezzlement or other similar conduct with respect to any aspect of the business or assets of the Company or any Affiliate;

(v) drug use or alcohol use that materially interferes with the performance by Executive of his duties hereunder, provided that Executive has been given 30 days’ prior written notice by the Company of its intention to terminate Executive because of such abuse and Executive has not demonstrated cessation of such abuse; or

(vi) conviction of a felony, crime involving fraud or misrepresentation, or conviction of any other crime the effect of which is likely to have a material adverse effect on the business or reputation of the Company.

If the Company terminates Executive’s employment for Cause, the Company shall have no further obligations hereunder from and after the date of such termination and the Company shall have all other rights and remedies available under this or any other agreement and at law or in equity. The Company may terminate Executive’s employment hereunder for Cause at any time within 180 days after the Board of Directors has become aware of the occurrence or continuance of any of the foregoing.

(f) Voluntary Termination by Executive. In the event that Executive’s employment with the Company is terminated voluntarily by Executive other than for Good Reason as indicated above, such termination shall be a breach of this Agreement and the Company shall have no further obligations hereunder from and after the date of such termination.

5. Inventions and Patents. All inventions, designs, concepts, innovations or improvements relating to the Company’s business, products, services or method of conducting business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by Executive during his employment with the Company belong and are hereby assigned to the Company, that result from any aid, support or assistance by the

Company, or that are created during Executive’s work time with the Company (collectively, the “Inventions”). Executive will promptly and fully disclose such Inventions to the Chief Operating Officer and perform all actions reasonably requested by the Chief Operating Officer or the Board to establish and confirm such ownership (including execution of written assignments). Without limiting the generality of the foregoing, Executive will promptly execute a specific assignment of any title, shop-right or license to the Company, and if requested to do so, will cooperate fully with the Company to secure a patent, shop-right, or license therefor in the United States and/or foreign countries. Executive further agrees that any and all work product created or performed by Executive while Executive is working with or on behalf of the Company, is a “work for hire” under the terms of the United States Copyright Act, and shall be and remain the exclusive property of the Company, as the case may be. Executive hereby assigns any and all rights, title, and ownership interests that Executive may now have or hereafter acquire in or to such work product to the Company and only to the Company.

6. Confidentiality. Executive acknowledges that during the course of Executive’s performance of services for the Company, Executive will acquire, and the Company agrees to provide, confidential information pertaining to the Company and its Affiliates, including investment plans or strategies, trade secrets, customer lists, vendor and customer contracts and the details thereof, pricing policies, operational methodology, marketing and merchandising plans or strategies, business acquisition plans, personnel acquisition plans, and other information pertaining to the business of the Company or any Affiliate that is not publicly available (collectively, the “Confidential Information”); provided, however, that the term “Confidential Information” shall not include (a) any information which is or becomes publicly available otherwise than through breach of any agreement of confidentiality with the Company, (b) any information which is or becomes known or available to Executive on a nonconfidential basis and not in contravention of applicable law from a source which is entitled to disclose such information to Executive or (c) any information, techniques, know-how or strategy which Executive can reasonably demonstrate was known to Executive prior to his commencing work at the Company. Executive shall not, during his employment with the Company, directly or indirectly disclose to any person, except to the Company or its officers and agents or as reasonably required in connection with Executive’s duties on behalf of the Company, or use, except on behalf of the Company, any Confidential Information acquired by Executive during the term of Executive’s employment. Executive shall not, at any time after Executive’s employment with the Company has ended, directly or indirectly disclose to any person any Confidential Information nor use the Confidential Information for any purpose whatsoever. Upon termination of Executive’s employment with the Company for any reason or at any time during employment upon the Company’s request, Executive shall return to the Company all documents, materials and property (in any media, including software) that are in Executive’s possession, custody or control. Executive acknowledges that all such documents, materials and property are and shall remain the sole property of the Company.

7. Nonsolicitation/Noninterference/Noncompetition/Conflicts.

(a) During Executive’s employment with the Company, Executive shall not directly or indirectly interfere with the relationship between the Company or any Affiliate and any employee of the Company or an Affiliate (except in furtherance of Executive’s duties hereunder). For a period of two years after termination of Executive’s employment with the Company, Executive shall not, on behalf of himself or any other person, directly or indirectly solicit employment from, offer employment to or employ any person who (i) is then currently an employee of the Company or any Affiliate or (ii) during the then-preceding 180 days terminated his or her employment with the Company or any Affiliate without the Company’s or such Affiliate’s consent, and Executive shall not otherwise interfere, directly or indirectly, with the relationship between the Company or any Affiliate and any employee.

(b) During Executive’s employment with the Company, and for a period of two years thereafter, Executive shall not (except in furtherance of his duties hereunder), directly or indirectly interfere with the relationship between the Company or any Affiliate and any customer, distributor, vendor, supplier, contractor or subcontractor of the Company or any Affiliate.

(c) During Executive’s employment with the Company, and for a period of two years thereafter, Executive shall not (except in furtherance of Executive’s duties hereunder), directly or indirectly own, control, manage, operate, be employed by, participate, invest or engage in, lend money, property or support to, or otherwise have an interest in, any business or enterprise (regardless of form) which provides Telematics Services (as defined below): (i) to consumers on behalf of automotive manufacturers, (ii) directly to automotive manufacturers, or (iii) to consumers directly or through a third party in direct or indirect competition with Company or any of its Affiliates in North America or Europe. “Telematics Services” means two-way communication of voice and data between automobiles or portable devices and a telematics service provider.

(d) Executive agrees that during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates that could give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.

(e) The respective periods of time during which Executive is prohibited from engaging in such business practices pursuant to this Section 7 shall be extended by any length of time during which Executive is in breach of any of such covenants.

(f) Nothing contained in this Agreement shall be deemed to prevent or limit the right of Executive to own capital stock or other securities of any corporation or other entity which are publicly owned or regularly traded on any securities exchange or automated quotation system or in the over-the-counter market; provided, however, such investment does not exceed, directly or indirectly, 2% of the issuer’s outstanding securities of that class.

(g) Prior to accepting employment or an association with any person which is engaged in a business competitive in any respect to the business conducted by Company or which, because of the nature of Executive’s proposed or potential position with such person, may require Executive to use or disclose Confidential Information, Executive agrees to notify such person in writing that Executive is bound by the terms of this Agreement. Executive also agrees that the Company may, at any time while any of the nondisclosure or other restrictive covenants contained in this Agreement are in force, provide written notice of the existence of this Agreement to any person with whom or which Executive proposes to negotiate or is negotiating concerning employment or an association or to accept employment or association, or with whom or which Executive has accepted employment or an association, without any liability to the Company for any such notice.

8. General Provisions.

(a) Notices. Any notice provided for in this Agreement must be in writing and must be personally delivered, or sent by certified mail (postage prepaid and return receipt requested) or by reputable overnight courier service. Such notice shall be delivered, in the case of the Company, to its principal place of business, to the attention of the General Counsel and Secretary, and in the case of Executive, to Executive’s last known address as listed with the Company, or such other address or to the attention of such other person as the receiving party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given, in case of personal delivery, when delivered, in the case of overnight courier service, the next business day, and in the case of certified mail, five days after mailing.

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision in such jurisdiction or any other jurisdiction, or the legality or enforceability of such provision in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein except that any court having jurisdiction shall have the power to reduce the duration, area or scope of such invalid, illegal or unenforceable provision and, in its reduced form, it shall be enforceable.

(c) Complete Agreement. Except as noted in the next sentence, this Agreement embodies the complete agreement and understanding between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof.

(d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by Executive and the Company, except that Executive may not assign any of his rights or obligations under this Agreement. In the event of a sale of substantially all of the stock of the Company, or consolidation, merger or other business confirmation of the Company into or with another corporation or entity, or the sale of a substantial portion of the operating assets of the Company to another corporation, entity or individual, the Company shall assign its rights and obligations under this Agreement to its successor-in-interest, in which event such successor-in-interest shall be deemed to have acquired all rights and assumed all obligations of the Company hereunder.

(e) Compliance. Executive agrees to comply at all times with all applicable federal, state and local laws, rules and ordinances and all rules, policies and guidelines of the Company and its Affiliates.

(f) Enforcement of Covenants. Executive acknowledges that Executive has carefully read and considered all the terms and conditions of this Agreement, including the nonsolicitation, interference, noncompetition, conflicts and confidentiality covenants of Executive pursuant to Sections 6 and 7 and has been offered a reasonable opportunity to review the Agreement with Executive’s advisors. Executive acknowledges that the enforcement by the Company of the covenants contained herein will cause no undue hardship on Executive, that the scope, duration and area of the covenants are appropriate and reasonable in all respects in light of the nature of the business of the Company and the legitimate need of the Company to protect its customer base and business, and that the covenants are ancillary to otherwise enforceable agreements and are supported by independent, valuable consideration. Executive understands that, but for the agreement of Executive to comply with such covenants, the Company would not have entered into this Agreement, agreed to provide Confidential Information to Executive or agreed to the compensation arrangements described in this Agreement. Executive agrees that the covenants contained in Section 6 and/or 7 will be considered as independent of any of the provisions of this Agreement, and the existence of any claim or cause of action by the Executive against the Company will not constitute a defense to the enforcement by the Company of such covenants. Executive acknowledges that, were Executive to breach any of the covenants contained in Section 6 or 7 hereof, the damage to the Company would be irreparable, which cannot be accurately calculated in monetary damages. Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 6 or 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

(g) Non-Binding Mediation. Except as provided in Section 8(f), the Company and Executive agree that all disputes, controversies or claims that may arise between them, including, without limitation, any dispute, controversy or claims as to the interpretation or enforcement of any of the provisions of this Agreement, shall first be submitted to non-binding mediation in Dallas, Texas. If complete agreement cannot be reached within 30 days of submission to mediation, any remaining issues may be determined by a court of competent jurisdiction in Dallas, Texas.

(h) Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of Executive and the Chief Executive Officer of the Company.

(i) Absence of Conflicting Agreements. Executive hereby warrants and covenants that Executive’s employment by the Company does not result in a breach of the terms, conditions or provisions of any agreement to which Executive is subject.

(j) Survival. No termination of Executive’s employment by either or both parties shall reduce or terminate the covenants and agreements herein which are expressly intended to survive termination of employment.

(k) Interpretation; Use of term “Person”; pronouns. Captions and headings used herein are for convenience only, do not constitute a part of this Agreement, and shall not be considered in construing this Agreement. Unless the context otherwise requires, all article, section or subsection cross-references are to articles, sections or subsections within this Agreement. As used herein, the term “person” shall include an individual, corporation, partnership, venture, proprietorship, trust, benefit plan or other entity or enterprise. Use of any masculine pronoun shall also refer to the feminine form of such pronoun and vice versa.

(l) Counterparts. This Agreement may be executed in counterparts, each of which individually shall be deemed an original, but all of which collectively shall constitute the same instrument.

(m) Choice of Law; Venue. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Texas. Venue for all civil actions under this Agreement shall lie solely in Dallas, Texas.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the day and year first above written.

ATX TECHNOLOGIES, INC.		EXECUTIVE:

By:

	Jimmy Mansour Chairman of the Compensation Committee of the Board of Directors	Steven A. Millstein